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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of April 12, 1999 (the "Agreement") by and among RealNetworks, Inc., a Washington corporation ("RealNetworks"), XTC Acquisition Corp., a Delaware corporation and the wholly-owned subsidiary of RealNetworks ("Purchaser"), Xing Technology Corporation, a California corporation (the "Company"), and, solely for the provisions of paragraphs 8.5, 8.6, 8.8, 8.9 and Article IX, Hassan Miah and Dean Kaplan (collectively, the "Executive Shareholders").

     WHEREAS, the Board of Directors of each of RealNetworks, Purchaser and the Company have determined that a business combination between RealNetworks and the Company merging their respective businesses is in the best interests of their respective companies and shareholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests"; and

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Purchaser shall be merged with and into the Company in accordance with the laws of the State of California and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Purchaser shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") .

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Perkins Coie LLP, 135 Commonwealth Drive, Suite 250, Menlo Park, California 94025-1105 at 10:00 a.m. three business days after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied or (b) at such other place, time, and/or date as the parties hereto may otherwise
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agree. The date upon which the Closing shall occur is referred to herein as the
"Closing Date."

     1.3.  Effective Time.  If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause this Agreement and the appropriate certificates (the "Articles of Merger") to be properly executed and filed in accordance with the laws of the State of California and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of California in connection with the consummation of the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of California or at such later time as is specified in the Articles of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Purchaser, all as provided under applicable law.

     1.4.  Conversion of Shares.

     (a)  At the Effective Time:

          (i) each share of Common Stock, no par value per share, of Purchaser outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, no par value per share, of the Surviving Corporation;

          (ii) each share of Common Stock, no par value per share, of the Company (the "Company Common Stock"), including (i) each share of Company Common Stock to be issued upon the conversion of each issued and outstanding share of Preferred Stock (as defined herein) and (ii) each share of Company Common Stock to be issued upon the conversion of all residual equity interests, outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Common Stock, $0.001 par value per share, of RealNetworks (together with associated preferred stock purchase rights pursuant to the Shareholder Rights Plan, dated as of December 4, 1998 between RealNetworks and ChaseMellon Shareholder Services L.L.C., the "RealNetworks Common Stock") equal to the following: (A) subject to subsection 1.4(f), fifty million dollars ($50,000,000) (the "Purchase Price"), less any adjustment pursuant to Sections 5.9; divided by (B) the aggregate number of shares of Company Common Stock outstanding at the Effective Time on a fully diluted basis, including, without limitation, the number of shares of Company Common Stock which can be purchased and/or received by the conversion of all outstanding shares of Preferred Stock at the Effective Time or the exercise of all outstanding options, warrants, or other rights to

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     purchase shares of Company Common Stock, whether or not such rights are currently exercisable, and the number of shares of Company Common Stock issuable upon conversion of all residual equity interests, at the Effective Time; and further divided by (C) the Average Closing Price (as defined herein) (the "Exchange Ratio").

     (b) Subject to the provisions of Section 1.8, ten percent (10%) of the shares of RealNetworks Common Stock otherwise deliverable at the Effective Time to the shareholders of the Company (the "Shareholders") in connection with the Merger, shall be deposited into an escrow account (the "Escrow"), which shares shall be held and distributed in accordance with the terms of an Escrow Agreement (the "Escrow Agreement") to be entered into by RealNetworks, the Indemnity Representative (as defined herein) and ChaseMellon Shareholder Services, L.L.C., as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Schedule 1.4(b). The issuance to the Shareholders of the shares of RealNetworks Common Stock shall be subject to the condition subsequent that such shares be released from the Escrow pursuant to the terms of the Escrow Agreement, and, except as expressly set forth herein or therein, the Shareholders shall have no rights with respect to such shares in Escrow unless the same are so released from such Escrow.

     (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive (except as otherwise provided in Section 1.8 hereof), without interest, the consideration set forth in this Section 1.4 and Section
1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock and Preferred Stock in accordance with the provisions of this Article I.

     (d) Each share of Company Common Stock and each share of Series A and B Preferred Stock of the Company and any other shares of Preferred Stock of the Company (collectively, the "Preferred Stock") held by the Company as treasury stock or owned by RealNetworks or any Subsidiary (as defined in Section 1.4(e) of this Agreement) of RealNetworks at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (e) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share last daily closing price of RealNetworks Common Stock as quoted on the Nasdaq National Market ("NASDAQ") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date; provided, however, that (A) if the Average Closing Price is greater than $130.00, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $130.00 (subject to 1.4(f)); and (B) if the Average Closing Price is less than $100.00, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to

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$100.00; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (f) In the event that the actual Average Closing Price is greater than $195.00, the Purchase Price shall be deemed to be seventy-five million dollars ($75,000,000) and the Average Closing Price shall be the actual Average Closing Price.

     1.5.  Convertible Securities.

     (a) Stock Options. All options to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Incentive Stock Option Plan or any other stock option agreement (collectively, the "Company Stock Option Plans"), shall, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, convert into an option (a "Replacement Option") to acquire, upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement, into the whole number of shares of RealNetworks Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio at an option exercise price per share of RealNetworks Common Stock equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, and all of the other terms of the Replacement Options shall otherwise be the same as for the replaced Company Option unless modified by or as a result of the transaction contemplated by this Agreement. In no event shall the holder of any Company Option to which Section 421 of the Code applies receive any additional benefits under such Company Option by reason of this Section 1.5 which such holder did not have prior to the Effective Time. RealNetworks shall take all corporate actions necessary to reserve for issuance such number of shares of RealNetworks Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

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     (b)  Warrants.  Each outstanding warrant to purchase securities of the
Company shall be assumed by RealNetworks and shall constitute a warrant to acquire, on the same terms and conditions as were applicable under such assumed warrant, that a number of shares of RealNetworks Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such warrant, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such warrant divided by the number of full shares of RealNetworks Common Stock deemed to be purchasable pursuant to such warrant; provided, however, that the number of shares of RealNetworks Common Stock that may be purchased upon exercise of such warrant shall not include any fractional shares. Promptly after the Effective Date, RealNetworks shall deliver to holders of warrants appropriate warrant agreements representing the right to acquire shares of RealNetworks Common Stock on the same terms and conditions as contained in the outstanding warrants (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding warrants.

     1.6. Exchange of Certificates Representing Company Common Stock and Preferred Stock.

     (a) ChaseMellon Shareholder Services, L.L.C. shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) As of the Effective Time and in any event, no later than three (3) business days after the Effective Time, RealNetworks shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this
Article I, the shares of RealNetworks Common Stock issuable pursuant to Section
1.4 in exchange for shares of Company Common Stock or Preferred Stock outstanding at the Effective Time.

     (c) On or promptly after the Effective Time, RealNetworks shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to RealNetworks; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate representing shares of Company Common Stock or Preferred Stock for cancellation to RealNetworks, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of RealNetworks Common Stock and a check representing the amount of unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of shares of Company

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Common Stock who receive shares of RealNetworks Common Stock pursuant to Section
1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock or Preferred Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock or Preferred Stock is presented to RealNetworks, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends (except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof.

     (d) As of the Effective Time, RealNetworks shall deposit or cause to be deposited with the Escrow Agent a Certificate (issued in the name of the Escrow Agent or its nominee) representing the RealNetworks Common Stock deposited in the Escrow (the "Escrow Shares"), as described in Section 1.4(b), for the purpose of satisfying any entitlement it may have to receive indemnity under the provisions of Article VIII hereunder (other than any entitlement it may have to additional indemnity directly from the Executive Shareholders for intentional fraud or willful misconduct (other than a breach of contract)). The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement, pursuant to the terms thereof and shall be disbursed in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnity Representative (as defined herein). Any shares of RealNetworks Common Stock or other equity securities issued or distributed by RealNetworks (including shares issued upon a stock split) ("New Shares") in respect of RealNetworks Common Stock in the Escrow which have not been released from the Escrow shall be added to the Escrow and become a part thereof. New Shares issued in respect of the RealNetworks Common Stock which have been released from the Escrow shall not be added to the Escrow, but shall be distributed to the holders thereof. When and if cash dividends on RealNetworks Common Stock in the Escrow shall be declared and paid, they shall not be added to the Escrow, but shall be paid to those on whose behalf such RealNetworks Common Stock is held who, at the Effective Time, held Company Common Stock or Preferred Stock. Each Shareholder shall have voting rights with respect to the shares of RealNetworks Common Stock contributed to the Escrow on behalf of such Shareholder (and on any voting securities added to the Escrow in respect of such shares of RealNetworks Common Stock) so long as such shares of RealNetworks Common Stock or other voting securities are held in the Escrow. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders.

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RealNetworks shall show the RealNetworks Common Stock contributed to the Escrow
Fund as issued and outstanding on its balance sheet.

     (e) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on RealNetworks Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of RealNetworks Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of RealNetworks Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of RealNetworks Common Stock, less the amount of any withholding taxes which may be required thereon.

     (f) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until RealNetworks has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.8.

     (g) No fractional shares of RealNetworks Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of RealNetworks Common Stock pursuant to Section 1.4, the aggregate number of shares of RealNetworks Common Stock a Shareholder is entitled to receive shall be rounded to the nearest whole share, with 0.5 rounded upward.

     (h) All former Shareholders of the Company shall look only to RealNetworks for payment of shares of RealNetworks Common Stock and unpaid dividends and distributions on the RealNetworks Common Stock deliverable in respect of each share of Company Common Stock such Shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (i) None of RealNetworks, Purchaser, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common

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Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (j) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, RealNetworks will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.6 hereof.

     (k) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6 that remains unclaimed by the Shareholders one year after the Effective Time shall be delivered to RealNetworks. Any Shareholder who has not theretofore complied with this Section 1.6 shall thereafter look only to RealNetworks for payment of their consideration to be received by such Shareholder pursuant to Sections 1.4 and 1.6 hereof deliverable in respect of each share of the Company Common Stock or Preferred Stock such Shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of RealNetworks Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price shall be appropriately adjusted.

     1.8. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to the Shareholders pursuant to applicable law, any shares of Company Common Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock (the "Company Dissenting Shares"), shall not be converted into the right to receive shares of RealNetworks Common Stock pursuant to Section 1.4 of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to applicable law; provided however, that the Company Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of Company Common Stock or Preferred Stock into shares of RealNetworks Common Stock pursuant to Section 1.4 of this Agreement.

     1.9. Accounting Treatment. It is intended by the parties hereto that the Merger be accounted for as a pooling of interests.

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     1.10. Indemnity Representative.  By approving the Merger at a special meeting of Shareholders or by written consent of the Shareholders, each Shareholder shall irrevocably approve the appointment of Hassan Miah, in consultation with Sumitomo Corporation, and if Hassan Miah is unavailable, Sumitomo Corporation, as the Indemnity Representative hereunder, with full power of substitution and resubstitution, to have all of the powers and authority of the Indemnity Representative hereunder and under the Escrow Agreement with respect to the Escrow, the Escrow Shares and the Escrow Agreement. The Indemnity Representative is not, and shall not be deemed or construed to be, the agent of any party hereto or of any Shareholder or of any Indemnitee with respect to the Indemnity Representative's rights, powers, duties and obligations hereunder and under the Escrow Agreement, and Indemnity Representative shall have no fiduciary or other obligation to any such person arising from its appointment as Indemnity Representative hereunder. The Indemnity Representative shall not be liable to any party hereto, to any Shareholder or to any Indemnitee for any acts or omissions taken within the scope of the Indemnity Representative's authority hereunder and under the Escrow Agreement, whether or not such acts or omissions are negligent, grossly negligent, willful or otherwise. Under no circumstances shall the Indemnity Representative have any liability to the Shareholders, the Company, RealNetworks, the Surviving Corporation, or the Escrow Agent, for the exercise of his or its business judgment, in his or its respective sole and absolute discretion.

     1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of the Company and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

     1.12. Transfer Taxes. All stock transfer, transfer gains, documentary, stamp, registration and other similar Taxes and fees incurred by the Shareholders in connection with the Merger shall by borne by the Shareholders.


                                  ARTICLE II
                          CERTAIN MATTERS RELATING TO
                           THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Purchaser in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Xing Technology Corporation".

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     2.2.  Bylaws of the Surviving Corporation.  The Bylaws of Purchaser in
effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms of such Bylaws and pursuant to applicable law and the Articles of Incorporation of the Surviving Corporation.

     2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Schedule 2.3 attached hereto, to hold office until their successors are duly appointed or elected in accordance with applicable law.

     2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Schedule 2.4 attached hereto who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                       OF REALNETWORKS AND THE PURCHASER

     RealNetworks and Purchaser represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by RealNetworks and Purchaser to the Company concurrently herewith and identified as the "RealNetworks Disclosure Statement." All exceptions noted in the RealNetworks Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers.

     3.1. Existence, Good Standing, Corporate Authority. Each of RealNetworks and Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; and (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a RealNetworks Material Adverse Effect (as defined herein) and to consummate the transactions contemplated hereby. The copies of RealNetworks' and Purchaser's Articles of Incorporation and Bylaws as in effect on the date hereof have been previously delivered to the Company or have been made available for the Company's review and are true and correct. For purposes of this Agreement: (a) a "RealNetworks Material Adverse Effect" means (i) a material adverse effect on the business, results of operations, financial condition or prospects of RealNetworks and its Subsidiaries, taken as a whole, or (ii) a material impairment in the ability of RealNetworks or its Subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger; and (b) a "Company Material Adverse Effect" means: (i) a material adverse effect on the business, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment in the ability of the Company or

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its Subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.

     3.2. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which RealNetworks or Purchaser is a party (collectively, the "RealNetworks Operative Documents"), have been duly authorized by the Board of Directors of RealNetworks and Purchaser and no other proceedings on the part of RealNetworks or Purchaser or their shareholders are necessary to authorize the execution, delivery or performance of this Agreement or any RealNetworks Operative Document. This Agreement is, and as of the Closing Date each of the RealNetworks Operative Documents will be, a valid and binding obligation of RealNetworks and/or Purchaser, as the case may be, enforceable against RealNetworks and/or Purchaser, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3.3. No Violation. Neither the execution and delivery by RealNetworks and Purchaser of this Agreement or the RealNetworks Operative Agreements, nor the consummation by RealNetworks and Purchaser of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of RealNetworks or Purchaser; (b) require any consent, approval or authorization of any Person, other than the filings provided for in Section 1.3, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if any, the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"); or (c) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to RealNetworks or Purchaser, except for any of the foregoing matters which would not have a RealNetworks Material Adverse Effect.

     3.4. SEC Documents. RealNetworks has delivered or made available to the Company true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K"), and will deliver or make available true and complete copies of its Proxy Statement related to its 1999 Annual Meeting of Shareholders ("1999 Proxy"), any Reports on Form 8-K filed after the date of the Form 10-K (each, a "Form 8-K"), and any of its Quarterly Reports on Form 10-Q filed after the date of the Form 10-K (each, a "Form 10-Q"), each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission ("SEC") (collectively, the "RealNetworks Reports"). As of their respective dates, the RealNetworks Reports complied or, will comply, as to form in all material respects with the applicable requirements of the

Exchange Act, and the rules and regulations of the SEC promulgated thereunder. The RealNetworks Reports did not at the time they were filed (or if amended or superceded by a subsequent filing, then on the date of such filing), or, with respect to the 1999 Proxy, any Form 8-K or any Form 10-Q, will not at the time they are filed (or if amended or superceded by any subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.5. No Brokers. RealNetworks has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or RealNetworks, Purchaser or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.7. RealNetworks Common Stock. The issuance and delivery by RealNetworks of shares of RealNetworks Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of RealNetworks. The shares of RealNetworks Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

     3.8. Capitalization. The total authorized capital stock of RealNetworks consists of (i) 300,000,000 shares of RealNetworks Common Stock, which is divided into common stock and special common stock ("Special Common Stock"), of which there were 33,329,559 shares of RealNetworks common stock and 500,000 shares of Special Common Stock issued and outstanding as of April 1, 1999 and
(ii) 60,000,000 shares of RealNetworks preferred stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Purchaser consists of 1000 shares of Common Stock, $.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by RealNetworks. There are no shares of capital stock of RealNetworks or Purchaser of any other class authorized, issued or outstanding. The RealNetworks Common Stock is listed for trading on NASDAQ, no suspension of trading in the RealNetworks Common Stock is in effect, or to RealNetworks' knowledge, threatened, and the RealNetworks Common Stock meets the criteria for listing on NASDAQ.

     3.9. Hearing Notice and Proxy Statement. At the time the notice of the hearing (the "Hearing Notice") to be held by the California Commissioner of Corporations to consider the terms, conditions and fairness of the transactions contemplated hereby (the "Hearing") pursuant to Section 25142 of the Corporate Securities Law of 1968 of the State of California (the "California Law") shall be mailed to the Shareholders, and at the time the information statement to be delivered to the Shareholders in connection with the solicitation of written consents or the shareholder meeting of the Company to vote on the Merger and the other transactions contemplated hereby (the "Proxy Statement") shall be delivered to the

Shareholders, and at all times subsequent to such dates up to and including the date of the shareholder meeting and the Effective Time, such Hearing Notice, with respect to all information (other than written information with respect to the Company furnished to RealNetworks by the Company specifically for inclusion therein, as to which no representation or warranty is hereby made) set forth therein, and such Proxy Statement, with respect to information (including all financial data) set forth therein with respect to RealNetworks or Purchaser furnished to the Company by RealNetworks or Purchaser for inclusion therein, respectively, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements or information contained therein, in the light of the circumstances under which such statements are made, not misleading.

     3.10. Securities Act Exemption. The RealNetworks Common Stock to be issued pursuant to this Agreement and the Articles of Merger will be exempt from the registration requirements of the Securities Act by virtue of Section 3 (a)(10) thereunder.

     3.11. Accounting Treatment. RealNetworks has not taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to RealNetworks and Purchaser that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to RealNetworks and Purchaser concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers. As used herein in connection with a specific representation or warranty, "knowledge" of the Company means that arising from the actual knowledge of one or more of Hassan Miah, Dean Kaplan or Howard Gordon, acquired in the course of their performance as executive officers or directors of the Company. For purposes of this Article IV, other than Sections 4.3 and 4.29(b), the term "Subsidiaries" shall not include Xing Technology Japan Corporation, an entity organized under the laws of Japan ("XTJ").

     4.1. Organization, Standing and Qualification. The Company and each of its Subsidiaries, each of which is listed in Section 4.3 of the Disclosure Statement, (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate their respective properties and assets, and to carry on their respective businesses as now conducted and as currently proposed to be conducted except where the failure to have such power and authority would not have a Company Material Adverse Effect and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses requires them to so qualify or be licensed except where the failure to so qualify, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect.

     4.2.  Capitalization.

     (a) The total authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, no par value per share, 8,735,240 shares of which are issued and outstanding as of the date of this Agreement; (ii) 5,000,000 shares of preferred stock, no par value per share, of which (A) 390,000 shares are designated Series A Convertible Preferred Stock, 387,000 shares of which are issued and outstanding as of the date of this Agreement; and
(B) 2,300,000 shares are designated Series B Convertible Preferred Stock, 2,285,716 shares of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. As of the date of this Agreement, the Company Common Stock and the Preferred Stock are owned of record by the Shareholders in the amounts set forth in the Disclosure Statement.

     (b) Except as set forth in the Disclosure Statement, each share of the outstanding Company Common Stock and Preferred Stock is (i) duly authorized and validly issued; (ii) fully paid and nonassessable and free of preemptive rights; and (iii) to the knowledge of the Company, with respect to the shares of Company Common Stock and Preferred Stock owned by the directors and officers of the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

     (c) Except as set forth in the Disclosure Statement, there are currently no outstanding, and as of the Closing there will be no outstanding, (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance, registration or voting of any capital stock of the Company or any of its Subsidiaries, or loans, leases or other instruments representing indebtedness of the Company or any of its Subsidiaries which may be convertible into any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the holder, the number of shares subject to each convertible security, the conversion or exercise price, the vesting schedule and the expiration date of each outstanding right to acquire capital stock of the Company or any of its Subsidiaries.

     4.3. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Disclosure Statement, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office;
(c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; (e) the number of issued and outstanding shares of capital stock or share capital; and (f) the owner of each issued and outstanding share of capital stock.

     4.4. Ownership Interests. Except for the interests in the Company's Subsidiaries and the interests disclosed in the Disclosure Statement, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Except as set forth in the Disclosure Statement or in the Financial Statements, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

     4.5. Constituent Documents. Except as set forth in the Disclosure Statement, true and complete copies of the Articles of Incorporation and all amendments thereto, the Bylaws as amended and currently in force, all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to RealNetworks for inspection.

     4.6.  Authorization of Agreement and Other Documents.

     (a) The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company or any Shareholder is a party (collectively, the "Company Operative Documents"), have been duly authorized by the Board of Directors of the Company (the "Board") and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Company Operative Document, except the approval of the Merger, this Agreement and the transactions contemplated hereby by the Shareholders. This Agreement is, and as of the Closing Date, each of the Company Operative Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of Shareholder approval of the Merger.

     (b) The execution and delivery of this Agreement and the Company Operative Documents by each Executive Shareholder, have, with respect to each Executive Shareholder, been duly authorized by such Executive Shareholder and no other proceedings on the part of such Executive Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or any Company Operative Document. This Agreement is, and as of the Closing Date, each of the Company Operative Documents will be, a valid and binding obligation of the Executive Shareholders, enforceable against the Executive Shareholders in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     4.7. No Violation. Except as set forth in the Disclosure Statement, neither the execution and delivery of this Agreement nor the Company Operative Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will
(a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries; (b) except for Company Options held by the Executive Shareholders and Robert Kavner, result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

     4.8.  Compliance with Laws.

     (a) The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any court, arbitrator, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of its business (the "Permits"), except where the failure to hold such Permits would not have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in compliance with the terms of their Permits, except where the failure to be in compliance would not have a Company Material Adverse Effect.

     (c) The Company and its Subsidiaries are in compliance with all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances, employment and employment practices and Environmental Laws, as defined herein) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have a Company Material Adverse Effect.

     (d) Neither the Company nor any of its Subsidiaries is subject to any written agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

     (e) For the purposes of this Agreement, "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever.

     4.9. Books and Records. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

     4.10 Financial Statements. The Disclosure Statement contains complete and accurate copies of the audited balance sheets, statements of income and shareholders' equity, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company as of and for the fiscal years ended June 30, 1997 and 1996. The financial statements described in the preceding sentence are hereinafter referred to as the "Financial Statements." The Disclosure Statement also contains complete and accurate copies of the unaudited balance sheet, unaudited statement of income and unaudited statement of cash flows of the Company as of and for the eight-month period ended February 28, 1999. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements". The Financial Statements fairly present, and the audited balance sheet, statement of income and shareholders' equity, statement of cash flows and notes to financial statements of the Company as of and for the fiscal year ended June 30, 1998, and the audited balance sheet, statement of income, statement of cash flows and notes to financial statements of the Company for the eight month period ended February 28, 1999 (the "Audited Interim Financial Statements"), when delivered to RealNetworks hereunder, will fairly present, in all material respects, the financial position of the Company as of the dates thereof (subject, in the case of the Audited Interim Financial Statements, to normal year-end audit adjustments) and the results of operations and cash flows of the Company for the periods covered by said statements, in accordance with generally accepted accounting principals consistently applied ("GAAP") (except as may be indicated in the notes thereto), except that the Audited Interim Financial Statements do not include footnotes. Since June 30, 1997, there has been no change in the Company's accounting methods or principles except as described in the notes to the Financial Statements. The Company has provided to RealNetworks or its counsel complete and correct copies of all attorneys' written responses to audit inquiry letters and all management letters from the Company's independent certified public accountants received by it for the last three (3) fiscal years of the Company. The Company will use its best efforts to cause its independent auditors to provide to RealNetworks the work papers supporting the Financial Statements and the Audited Interim Financial Statements.

     4.11. Bank Accounts. The Disclosure Statement contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; and (b) all instruments or agreements to which the Company or any of its Subsidiaries is a party as an endorser, surety or guarantor, other than checks or other instruments endorsed for collection or deposit.

     4.12. Intellectual Property.

     (a) Intellectual Property Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Computer Programs" shall mean all of the computer programs, computer systems, modules, CD ROMs and any related data and materials (whether in source code, object code or other form) licensed, used or distributed by the Company or its Subsidiaries other than off-the-shelf products acquired by the Company or its Subsidiaries that are distributed generally in commerce; (ii) "Intellectual Property" shall means all forms of industrial or intellectual property and technology, including patents, patent applications, inventions, whether made, conceived or reduced to practice, all Trademarks, as defined herein, designs, processes, know-how, technology, formulae, customer lists, all trade secrets, proprietary information and copyrights, now used in or necessary for the conduct of the Company's or its Subsidiaries respective businesses or developed, licensed or acquired in connection with the Company's or its Subsidiaries respective businesses other than offthe-shelf products acquired by the Company or its Subsidiaries that are distributed generally in commerce, including, without limiting the generality of the foregoing, all rights or right to claim or make application, whether in equity or at law or otherwise, under the laws of copyright, moral rights, neighboring rights, patent, industrial design, design patent, mask work, integrated circuit topography, trademark, confidential information or any other industrial or intellectual property law; (iii) "Technology" shall mean all of the intangible property and assets of the Company or its Subsidiaries containing Intellectual Property of the Company including all ongoing business, accrued work in progress, all of the relationships of the Company or its Subsidiaries with actual, perspective or potential licensees or customers for any of the Computer Programs, technology or consulting services of the Company or its Subsidiaries; and (iv) "Trademarks" shall mean all trademarks, service marks, or design marks, whether registered or not, slogans, trade names, trade dress and like devices or means used to distinguish the products or services of the Company or its Subsidiaries, together with the associated goodwill of each.

     (b) The Disclosure Statement identifies all Computer Programs, Intellectual Property (including but not limited to Trademarks, common law trademarks, patents and pending applications to patent any technology or design and all registrations of and applications to register copyrights) and Technology which are material to the business of the Company or any of its Subsidiaries and in which the Company or any of its Subsidiaries claims any ownership rights.

     (c) Intellectual Property Representations. Except as set forth on the Disclosure Statement: (i) all of the Intellectual Property is valid and subsisting and enforceable against any third party; (ii) the Trademarks have all been used without material interruption by the Company or its Subsidiaries, and all Trademarks which are registered or are the subject of an application for registration are used solely as registered or applied for, as applicable; (iii) no other party has been permitted to use or granted a license to use any of the Intellectual Property of the Company or its Subsidiaries except for licenses granted to end users in the ordinary course of business; (iv) the Company or its Subsidiaries owns all right, title and interest in and to, or otherwise is entitled to use (as currently used by the Company or such Subsidiary in its business) the Intellectual Property without payment of any royalty or other fees; (v) no proceedings have been instituted or, to the knowledge of the Company or its Subsidiaries, threatened that challenge the right of the Company or its Subsidiaries to own, use or license others to use any of the Intellectual Property or to distribute Computer Programs to others; (vi) no: (A) process, method or algorithm used, practiced, performed, sold or licensed to any party;
(B) product, device or apparatus made, used, produced, sold or licensed to any party; or (C) service provided by the Company or its Subsidiaries or on their behalf; nor the conduct of the Company's or its Subsidiaries respective businesses, infringe any patent, trademark, trade name, trade secret, know-how, industrial design, design patent, utility model, integrated circuit topography, mask work, copyright, moral rights, neighboring right or other industrial or intellectual property or other right owned or used by another nor is the subject of any pending or, to the knowledge of the Company or its Subsidiaries, threatened legal, administrative or regulatory proceedings or outstanding court order; (vii) neither the Company nor its Subsidiaries has a pending or, to the knowledge of the Company or its Subsidiaries, potential claim, demand or allegation charging any party with violation of its rights with respect to the Intellectual Property, Computer Programs or Technology and neither knows of such claim; (viii) there is no patent or patent application nor, to the knowledge of the Company or its Subsidiaries, investigation by any person that would adversely affect the Company's or its Subsidiaries respective businesses or any product, apparatus, method, process or design of the Company or its Subsidiaries; (ix) to the knowledge of the Company or its Subsidiaries, there is no government restriction or any limitation, domestic or foreign, on the manner in which any of the Intellectual Property may be used or licensed;
(x) the Company and its Subsidiaries have promptly identified any commercially viable invention made, conceived or reduced to practice and have promptly filed applicable patent applications for protection of any such invention and have, until such filing of the first patent application has occurred, kept the invention strictly secret and not permitted any disclosure, public use nor publication of the elements of the invention nor other means by which the elements of the invention may become available to the public; (xi) all of the Technology and Computer Programs were created by employees of the Company or its Subsidiaries working within the scope of their employment except to the extent that elements thereof have been licensed to the Company or are in the public domain; (xii) in each case of development of Computer Programs and Technology set out in the Disclosure Statement, the Company or its Subsidiaries has obtained either a duly executed assignment of all copyright, trademarks, patent rights, obligations of confidence, property rights or any other right, title or interest in and to such Computer Programs and Technology as may have been developed or had such individual duly execute an employment agreement with the Company or its Subsidiaries, which employment agreement shall, in addition to its other terms, transfer all such copyright, trademarks, patent rights, obligations of confidence, property rights and any other right, title or interest in such prior developed Computer Programs and Technology or any part thereof to the Company or its Subsidiaries; (xiii) none of the Intellectual Property rights nor Computer Programs of the Company or its Subsidiaries violates or infringes any rights of others and neither the Company nor its Subsidiaries has received any notice of any claim or threat of such a violation or infringement; (xiv) neither the Company nor its Subsidiaries, nor any shareholder, officer, director or employee or former employee of the Company, its Subsidiaries or any third party has disclosed any confidential information of the Company or its Subsidiaries except in the ordinary course of business of the Company or its Subsidiaries or with the authority of the Company or its Subsidiaries; (xv) the Company or its Subsidiaries has obtained assignments or waivers of moral rights from any authors of any Computer Programs of the Company or its Subsidiaries, such that the Company or its Subsidiaries may enjoy uninterrupted use, sale, distribution, modification, alteration and attribution of or for each such Computer Program; and (xvi) the Company or its Subsidiaries has obtained assignments or waivers of all applicable neighboring rights from any authors of any Computer Programs of the Company or its

Subsidiaries such that the Company or its Subsidiaries may enjoy uninterrupted use, sale, distribution, reproduction, modification, alteration, public display, publication and attribution of or for each such Computer Program.

     (d) Computer Programs and Technology: (i) All rights of the Company or its Subsidiaries in the Computer Programs and the Technology are good, valid, subsisting and enforceable by the Company or its Subsidiaries and no further rights are necessary for the Company's past and present use, manufacture, reproduction, marketing, distribution, display, adaptation, modification, creation of derivative works, sale or license of any products, Computer Programs or Technology of the Company or its Subsidiaries; (ii) the Company's past and present use, manufacture, reproduction, performance, operation, marketing, distribution, display, adaptation, modification, creation of derivative works, sale, licensing or other dealing with any of the products, Computer Programs or Technology of the Company or its Subsidiaries does not infringe on any rights of any third party; (iii) all of the Computer Programs distributed by the Company or its Subsidiaries have been developed and tested, and operate substantially in accordance with the Company's or its Subsidiaries' specifications and user documentation therefor; (iv) neither the Company nor its Subsidiaries has licensed or provided to any third party any of the Company's or its Subsidiaries' Computer Programs, except in circumstances where the use of that Computer Program is subject to the provisions of an end user license agreement (the "End User License Agreements") of the Company or its Subsidiaries, copies of which have been included in the Disclosure Statement; (v) neither the Company nor any of its Subsidiaries has any obligation or commitment to develop, implement or install modifications, corrections, enhancements, improvements or additional functions of the Computer Programs distributed by the Company or its Subsidiaries; (vi) the Company or its Subsidiaries has maintained their Computer Programs, including, without limitation, all source code relating thereto, as strictly confidential and a trade secret and has maintained sufficient contractual and other arrangements to protect the confidentiality thereof; and
(vii) there is and has been no infringement or claim of infringement of any rights of third parties in or by the use of such Technology, including without limitation, the Computer Programs of the Company or its Subsidiaries, there does not exist any facts or circumstances which cause any of the rights represented by the Technology to be unenforceable or which limit or restrict the scope of use, publication, manufacture, distribution, display, adaptation, modification, creation of derivative works, sale or licensing of any of the Computer Programs of the Company or its Subsidiaries.

     (e) Domain Names. The Disclosure Statement sets forth a list of all Internet domain names used by the Company or its Subsidiaries in its respective businesses (collectively, the "Domain Names"). The Company and its Subsidiaries have, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including without limitation all rights necessary to continue to conduct the Company's or its Subsidiaries' respective businesses as it is currently conducted.

     (f) Year 2000. Except as set forth in the Disclosure Statement, (i) each hardware, software and firmware product used, licensed or distributed by the Company or its Subsidiaries in its respective businesses (collectively, the "Information Technology") will accurately process date-related data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Information Technology, (ii) the Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and will operate during each such time period without error relating to date-related data, specifically including any error relating to, or the product of, date-related data which represents or references different centuries or more than one century; and (iii) without limiting the generality of the foregoing, the Information Technology (a) will not abnormally end or provide invalid or incorrect results as a result of date-related data, specifically including date data which represents or references different centuries or more than one century, (b) has been designed to ensure Year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century, and (c) includes "Year 2000 Capabilities," meaning that the Information Technology (I) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates, (II) provides that all date-related user interface functionalities and data fields include the indication of century, and (III) provides that all date-related data interface functionalities include the indication of century, except for inaccuracies in any of the foregoing which would not have a Company Material Adverse Effect. Nothing herein is intended to represent or warrant any of the foregoing with respect to any product or system of any third party.

     4.13. Title to Properties. The Company or its Subsidiaries (i) has good, marketable, legal and valid title to all of its tangible personal property, free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for (A) Liens set forth on the Disclosure Statement and (B) (x) mechanic's, materialmen's, and similar Liens which secure obligations which are not yet due and payable, and liens for taxes not yet due and payable, (y) Liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, securing obligations which are not yet due and payable, and all statutory liens and (z) Liens on goods in transit incurred pursuant to documentary letters of credit (each of (x), (y) and (z), collectively, "Permitted Liens"); and (ii) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which the Company or any of its Subsidiaries is a party (other than leases for Leased Premises) are legal, valid and binding obligations of the Company or its Subsidiaries and in full force and effect, and no default by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto has occurred or is continuing thereunder. The Disclosure Statement lists all properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities as are immaterial to the business of the Company or its Subsidiaries, all tangible assets and facilities of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear and obsolescence excepted) and, in the aggregate with the intangible assets of the Company, are sufficient to conduct the business of the Company and its Subsidiaries as previously conducted prior to the date hereof.

     4.14. Real Estate.

     (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate").

     (b) Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies of which have been provided to RealNetworks or its counsel.

     4.15. Contracts.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement, the term or payment obligations of which have not expired, obligating the Company or its Subsidiaries to pay an amount in excess of $25,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (ii) current employment or consulting agreement or arrangement;
(iii) current collective bargaining agreement; (iv) in force plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company or its Subsidiaries, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement; (v) agreement restricting in any manner the Company's or any of its Subsidiaries' right to compete with any other person or entity, the Company's or any of its Subsidiaries' right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company or any of its Subsidiaries, or the ability of the Company to employ any other person's or entity's employees ; (vi) secrecy or confidentiality agreements;
(vii) any material distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (viii) material guaranty, performance, bid or completion bond, or surety or indemnification agreement; (ix) requirements contract; (x) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xi) power of attorney;
(xii) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (xiii) any other agreement not entered into in the ordinary course of business.

     (b) All agreements, leases, subleases and other instruments referred to in this Section 4.15, are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, and, to the knowledge of the Company, the other parties thereto. Neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

     4.16. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), and with respect to which the premiums have been paid in the last twelve months including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies.

     4.17. Litigation. Except as set forth in the Disclosure Statement or matters which are immaterial to the Company or its Subsidiaries, there is no litigation or proceeding, in law or in equity, and there are no proceedings, governmental investigations, review or inquiry before any commission, other administrative authority, or other Governmental Entity (including, but not limited to, (i) any unfair labor practice charge or complaint before the National Labor Relations Board; (ii) any charge or complaint before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other comparable entity charged with enforcing laws concerning unlawful discrimination or harassment; (iii) any report or complaint of sexual or other unlawful harassment or other unlawful discrimination made by any employee of the Company within the year preceding the Closing Date; and
(iv); any grievance or arbitration proceeding arising out of any collective bargaining agreement), pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective officers, directors or affiliates, with respect to or affecting the Company's or its Subsidiaries' respective operations, businesses, products or financial condition, or related to the consummation of the transactions contemplated hereby or by the RealNetworks Operative Documents or the Company Operative Documents.

     4.18. Warranties. To the Company's knowledge, since June 30, 1997, neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof except as are described in the Disclosure Statement. There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or governmental authority, would reasonably give rise to a material claim or proceeding.

     4.19. Products Liability. Except as set forth on the Disclosure Statement, neither the Company nor any of its Subsidiaries have received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement, or those which would not have a Company Material Adverse Effect.

     4.20. Arbitration. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority).

     4.21. Taxes.

     (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll (including FICA and unemployment), employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; (ii) the term "Returns" means all returns, declarations, reports, statements, reports, claims for refunds, information return, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns, and (iii) "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

     (b) Except as set forth in the Disclosure Statement; (i) there have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company or any of its Subsidiaries, (ii) as of the time of filing, the foregoing Returns were correct and complete in all material respects, and (iii)an extension of time within which to file any Return which has not been filed has not been requested or granted.

     (c) All material Taxes of the Company and its Subsidiaries (whether or not reflected on any Return) have been fully and timely paid. To the Company's knowledge, no taxing authority in a jurisdiction where the Company does not file Returns has made a written claim, assertion, or threat to the Company that the Company is or may be subject to taxation by such jurisdiction. The Company and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws. There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or its Subsidiaries which could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof.

     (d) To the Company's knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which Returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report. Any adjustment of Taxes of the Company or its Subsidiaries made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

     (e) The unpaid Taxes of the Company or any of its Subsidiaries (i) did not, as of February 28, 1999, exceed the reserve for tax liability (rather than the reserve for deferred Taxes established to reflect temporary differences between book and tax bases) set forth or included in the financial statements included in the most recent Company Report, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing Returns.

     (f) Except as set forth on the Disclosure Statement, neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (g) Except as set forth on the Disclosure Statement, neither the Company nor any of its Subsidiaries has ever been a member of a Tax Group an affiliated group of corporations, within the meaning of section 1504 of the Code, other than the group the common parent of which is the Company. Neither the Company nor its Subsidiaries has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

     (h) Neither the Company nor any Subsidiary nor any other Person on their behalf (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

     (i) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

     (j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     4.22. ERISA. (a) The Disclosure Statement contains a list of all retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, change of control, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements or practices (including, without limitation, each "employee benefit plan," as defined in section 3(3) of ERISA) and each employment or consulting contract or agreement, whether formal or informal, whether written or unwritten and whether legally binding or not, (i) sponsored, maintained or contributed to by the Company or any ERISA Affiliate, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or any ERISA Affiliate (or any dependent or beneficiary of any such individual) or (iii) with respect to which the Company or any ERISA Affiliate has (or could have) any actual or potential obligation or liability (individually, an "Employee Benefit Plan" and, collectively, the "Employee Benefit Plans"). Neither the Company nor any ERISA Affiliate has any agreement, arrangement or commitment, whether formal or informal, whether written or unwritten and whether legally binding or not, to create any additional employee benefit plan, fund, policy, program, contract, arrangement or practice or to modify or amend any existing Employee Benefit Plan. For purposes of this Agreement, "ERISA Affiliate" means any Subsidiary and any other corporation, trade, business or other entity that must be aggregated with either the Company or any Subsidiary under Section 414(b), (c),
(m) or (o) of the Code;

     (b) The Company has delivered to RealNetworks true, complete and accurate copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, (i) copies of the Form 5500 series and other reports filed with any government agency or entity for the last three years, (ii) copies of the summary plan descriptions, summary annual reports, summaries of modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years, (iii) copies of any insurance contracts or trust agreements (and any amendments thereto) through which such Employee Benefit Plan is funded, (iv) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements, and (v) a copy of the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to such Employee Benefit Plan;

     (c) There has been no amendment, written interpretation or announcement (whether or not written) by either the Company or any ERISA Affiliate relating to a change in participation or coverage under any Employee Benefit Plan that, either alone or together with any other such items or events, could increase the expense of maintaining such Plan above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company's or any ERISA Affiliate's audited financial statements;

     (d) With respect to each Employee Benefit Plan (i) such Employee Benefit Plan and any related trust agreements, insurance contracts or annuity contracts (or any related trust instruments) are and at all times since inception have been maintained, administered, operated, and funded in accordance with their terms and in compliance with each applicable provision of ERISA, the Code and any other applicable laws, including, without limitation, rules promulgated pursuant thereto or in connection therewith, (ii) no event has occurred or is threatened or about to occur that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code, and (iii) no transaction, event or omission has occurred or failed to occur that could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, fine, penalty or related charge under any applicable law, including, without limitation, Chapter 43 of Subtitle D of the Code and Section 502(c), 502(i), 502(l) or 4071 of ERISA;

     (e) Neither the Company, any ERISA Affiliate nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) any health, life insurance or other "welfare plans" (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company, any Subsidiary or any other entity beyond such individual's retirement or other termination of service (other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code);

     (f) All contributions, premiums and other payments due or required to be made to (or with respect to) each Employee Benefit Plan under the terms of such Employee Benefit Plan or under applicable law have been made on or before their due dates in accordance with the terms of such Employee Benefit Plan or applicable law, or, if not yet due, have been properly accrued on the financial statements of the Company. The costs of administering the Employee Benefit Plans, including, without limitation, fees for the trustees and other service providers which are customarily paid by the Company or any ERISA Affiliate, have been timely paid, or will be timely paid or accrued on the financial statements of the Company;

     (g) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to contribute to), (i) any multiemployer plan within the meaning of
Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or
Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA;

     (h) There are no pending or threatened claims, lawsuits or arbitration asserted or instituted against any Employee Benefit Plans, fiduciaries or any officers, employees, directors, agents or owners of the Company or any ERISA Affiliate with respect to such Plan, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations. No Employee Benefit Plan is currently under investigation, audit or review by the IRS, Department of Labor or any other governmental entity or agency, and the Company has no knowledge of any facts which could give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations;

     (i) Neither the execution and delivery of this Agreement or any related agreement nor the consummation of the transactions contemplated by this Agreement or any related agreement will (i) entitle any current or former officer, employee, director, agent or independent contractor of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment from the Company, any ERISA Affiliate or any other Person, or otherwise increase the amount of compensation due to any such individual, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iii) require the Company or any ERISA Affiliate to make any contribution to a trust or other funding arrangement or to increase its contributions to any Employee Benefit Plan, or (iv) conflict with the terms of any Employee Benefit Plan, whether or not some other subsequent action or event would be required to trigger any of the items specified in this paragraph.

     4.23. Labor Matters. To the Company's knowledge, except as set forth in the Disclosure Statement or for events that occur after the date hereof which are disclosed in writing by the Company to RealNetworks, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, threatened against or affecting the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) no union representation or union organizational activity exists with respect to the Company's employees,
(c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement; (d) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, overtime, accrued vacation, or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; and (e) the Disclosure Statement contains a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of December 1, 1998 and April 1, 1999, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions.

     4.24. Interim Conduct of Business. Except as otherwise contemplated by this Agreement or as set forth on the Disclosure Statement, since February 28, 1999, neither the Company nor any of its Subsidiaries has:

     (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of inventory and cash applied in the payment of the Company's or its Subsidiaries' liabilities in the ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

     (b) written off any asset which has a net book value which exceeds $5,000 individually or $25,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

     (c) waived any material right arising out of the conduct of, or with respect to, its business;

     (d) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $50,000 in the aggregate;

     (e)  made any change in accounting methods or principles;

     (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money;

     (g) entered into any transaction with any Related Party (as herein defined) which calls for the payment of more than $10,000, or made any payment to, or incurred any liability to, any Related Party which exceeds $10,000, except, in each case, in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

     (h) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

     (i) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

     (j) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;

     (k) hired any employee who has an annual salary in excess of $35,000, or employees with aggregate annual salaries or wages in excess of $70,000;

     (l) terminated any employee having an annual salary or wages in excess of $35,000 or employees with aggregate annual salaries or wages in excess of $70,000;

     (m)  adopted any new Plan, Welfare Plan or Employee Benefit Plan;

     (n) issued or sold any securities of any class, except for the grant or exercise of options to purchase Company Common Stock under the Company Option Plans;

     (o) discharged any liability or prepaid any liability except in the ordinary course of business in accordance with past practices; or

     (p) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.24 by entering into this Agreement or by consummating the transactions contemplated hereby.

     4.25. Affiliated Transactions. Except as set forth on the Disclosure Statement, since June 30, 1997, the Company has not been a party to any transaction (other than those relating to employee compensation and other ordinary incidents of employment) with a "Related Party" which calls for payment in excess of $10,000. For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 5% shareholder, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons.

     4.26. Material Adverse Change. Since February 28, 1999, neither the Company nor its Subsidiaries has suffered or been threatened with (and the Company has no knowledge of any facts which would reasonably cause or result in) any material adverse change in the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole.

     4.27. Bribes. Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

     4.28. Absence of Indemnifiable Claims, etc. There are no pending claims or claims threatened in writing of any director, officer or employee of the Company or its Subsidiaries for indemnification by the Company or its Subsidiaries under applicable law, the Articles of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.

     4.29. No Undisclosed Liabilities. There are no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise)
(a) of the Company required by GAAP to be reflected or disclosed on the February 28, 1999 balance sheet of the Company, other than (i) liabilities reflected or reserved against in the Interim Financial Statements; (ii) liabilities which, individually or in the aggregate, would exceed $25,000; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and (iv) liabilities incurred since February 28, 1999 in the ordinary course of business and consistent with past practices; or (b) of XTJ required to be reflected or disclosed on the December 31, 1998 balance sheet of XTJ, other than liabilities (i) incurred in the ordinary course of business and consistent with past practices; or (ii) immaterial in amount.

     4.30. Hart Scott Rodino. The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the HSR Act. The Company is not a ten million dollar ($10,000,000) person as defined thereunder. Other than with respect to Sumitomo Corporation, there are no shareholders of the Company whose acquisition of RealNetworks Common Stock, or the right to receive RealNetworks Common Stock, would trigger the jurisdictional tests of the HSR Act. Furthermore, Sumitomo Corporation is acquiring the RealNetworks Common Stock solely for the purpose of investment within the meaning of 16 C.F.R. 802.9.

     4.31. Employees of Company and Subsidiaries. Since February 28, 1999, neither the Company nor any of its Subsidiaries have taken any actions which were intended to dissuade any present employees or consultants, of the Company or any of its Subsidiaries from continuing an association with the Company or any of its Subsidiaries after the Closing.

     4.32. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or RealNetworks, Purchaser or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.33. Accounting Treatment. Neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from being treated as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     4.34. Information Supplied.

     (a) The information supplied or to be supplied in writing by the Company, its Subsidiaries, the Executive Shareholders, or any of their respective officers, directors, representatives, agents or employees, specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the information statement is first mailed to the Shareholders, and at the time such Shareholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) The information supplied or to be supplied in writing by the Company or any of its Affiliates in reference to the Affiliate Letters will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                                   COVENANTS

     5.1.  Alternative Proposals.

     (a) Prior to the Effective Time, the Company agrees, except to the extent reasonably required by fiduciary duty obligations under applicable law, (i) that neither it nor any of its Subsidiaries shall, and it shall direct its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any confidential information or data to, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (iii) that it will notify the other immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it.

     (b) As used herein, the term "Alternative Proposal" means (in each case other than the transactions contemplated hereby) (A) a bona fide tender offer or exchange offer for 25% or more of the then outstanding shares of the Company which shall have been publicly proposed to be made or shall have been commenced or made by any Person (other than RealNetworks or one of its Subsidiaries); (B) a merger, consolidation, or other business combination with the Company, or with any of its Subsidiaries, shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into; (C) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, or all or a substantial part of the assets of any of its Subsidiaries, to any Person shall have been effected, or any agreement relating to such transaction, shall have been entered into; (D) the acquisition by any Person (other than RealNetworks or one of its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of Company Common Stock that may be acquired by such person pursuant to any right, option, warrant, or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 25% or more of the outstanding shares of Company Common Stock (including Company Common Stock currently beneficially owned by such Person); (E) any reclassification of securities or recapitalization of the Company or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of the Company that is owned by any Person shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted; (F) any transaction having an effect similar to those described in (A) through (E) above; or (G) a public announcement with respect to a proposal, plan, or intention by the Company or another Person to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law).

     (c)  Except in the reasonable exercise of fiduciary duties, nothing in this
Section 5.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof); (ii) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person intended to provide for or in any way facilitate, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (iii) affect any other obligation of the Company under this Agreement.

     5.2. Interim Operations. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless RealNetworks has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to:

     (i) conduct their respective operations according to ordinary course in substantially the same manner as heretofore conducted;

     (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

     (iii) not amend their respective Articles of Incorporation or Bylaws or comparable governing instruments;

     (iv) promptly notify RealNetworks of any material emergency or other Company Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

     (v) promptly deliver to RealNetworks true and correct copies of any report, statement or schedule filed with any Governmental Entity subsequent to the date of this Agreement, except for any of the foregoing filed in the ordinary course of business;

     (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, but in no event, in an amount in excess of five percent (5%) than the annual salary of each such employee as set forth in the Disclosure Statement;

(D) grant any material severance or termination package to any employee or consultant; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $50,000; or
(F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

     (vii) except for repurchases of employee shares of capital stock pursuant to the terms of the respective grant documents under the Company Stock Option Plans, not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or shares of capital stock of its Subsidiaries, or make any commitment for any such action;

     (viii) not enter into any material agreement or transaction, or agree to enter into any material agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

     (ix) not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business, but in no event in an amount exceeding $50,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies);

     (x) not make any loans, advances or capital contributions to, or investments in, any other Person except for advances to employees in the ordinary course of business and immaterial in amount;

     (xi) except as described in the Disclosure Statement, not make or commit to make any capital expenditures in excess of $10,000 individually or $20,000 in the aggregate;

     (xii) not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Related Party of the Company or any of its Subsidiaries or enter into any transaction with any Related Party of the Company or its Subsidiaries (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

     (xiii) not voluntarily elect to materially alter the manner of keeping its books, accounts or records, or materially change in any manner the accounting practices therein reflected, except for changes in accounting rules and practices which effect all software companies generally;

     (xiv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any Lien, charge or encumbrance of any kind, except Permitted Liens; or

     (xv) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

     5.3. Approval by Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of the Shareholders (or commence a consent solicitation) as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statement to the Shareholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board in the exercise of its good faith judgment as to its fiduciary duties to the Shareholders imposed by law. Except with respect to any Shareholder exercising rights under Section 5.14, approval of this Agreement by the Shareholders shall constitute approval of all other agreements contemplated hereby, including without limitation, the Escrow Agreement.

     5.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and RealNetworks shall: (a) if required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument or Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of RealNetworks and the Surviving Corporation shall take all such necessary action.

     5.5. Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of RealNetworks reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to RealNetworks, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with RealNetworks and its investigation of the business of the Company and its Subsidiaries. All information disclosed by the Company to RealNetworks and its representatives shall be subject to the terms of that certain No-Shop and Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of March 17, 1999 between RealNetworks and the Company.

     5.6. Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

     5.7. Fairness Hearing. Pursuant to Section 25142 of the California Law, as soon as practicable after the date hereof, RealNetworks and the Company shall submit an application for a permit (the "Exemption Permit") with the Commissioner of Corporations of the State of California to allow RealNetworks to issue the shares of RealNetworks Common Stock pursuant to the terms of this Agreement in compliance with Section 3(a)(10) of the Securities Act and the California Securities Laws.

     5.8. Affiliate Letters. At least twenty (20) days prior to the Closing Date, the Company shall deliver to RealNetworks a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Shareholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide RealNetworks such information and documents reasonably available to it as RealNetworks shall reasonably request for purposes of reviewing such list.

     5.9. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (which the parties agree shall include any amounts due by the Company as a result of any finder's fee, brokerage or agent's commissions or other similar payments in connection with the transactions contemplated hereby, as well as the cost of insurance coverage for the current and former officers and directors of the Company for one year after the Effective Time, but in no event shall include the costs and expenses incurred in connection with the preparation of the Company's audited financial statements or its tax returns) shall be paid by the party incurring such expenses, except (a) as otherwise expressly provided for herein; and (b) if the Merger is consummated, the costs and expenses of the Company shall be paid by the Company; provided that to the extent that such costs and expenses exceed two hundred thousand dollars ($200,000), the purchase price shall be reduced by the amount of such excess by reducing the numerator in the Exchange Ratio (as described in Section 1.4(a)(ii)) by the amount of such excess.

     5.10. Tax Treatment of Merger. Except where otherwise required by law, the parties shall not take a position on any Returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code.

     5.11. Supplement to RealNetworks Disclosure Statement and the Disclosure Statement Each of RealNetworks and the Company shall no later than three days prior to the Closing, supplement or amend the RealNetworks Disclosure Statement and the Disclosure Statement, respectively, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the RealNetworks Disclosure Statement or the Disclosure Statement, as the case may be. No supplement or amendment to the RealNetworks Disclosure Statement or the Disclosure Statement, as the case may be, will have an effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2(b) and 6.3(b) hereof, as applicable.

     5.12. Report to RealNetworks. The Company will promptly advise RealNetworks in writing of all actions taken by the directors and shareholders of the Company at meetings or in connection with written consents filed with the Company in lieu thereof and will furnish RealNetworks with copies of all monthly and other interim financial statements of the Company and its Subsidiaries as they become available.

     5.13. Dissent Process. The Company will give to RealNetworks prompt notice of any written notice relating to the exercise of appraisal rights, including the name of the dissenting shareholder and the number of shares of Company Common Stock or Preferred Stock to which the dissent relates. RealNetworks will have the right to participate in all negotiations and proceedings relating thereto, except as required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without RealNetworks' prior written consent, except as required by law.

     5.14. Delivery of Shareholder List. The Company shall arrange to have its transfer agent deliver to RealNetworks or its designee, immediately prior to the Closing Date, a true and complete list setting forth the names and addresses of the Shareholders. From time to time prior to the Closing Date, the Company shall deliver to RealNetworks such information as RealNetworks may request regarding the holdings of stock of persons who may be affiliates of the Company and such other shareholder information as RealNetworks may reasonably request.

     5.15. Listing Application. RealNetworks shall promptly prepare and submit to NASDAQ a listing application covering the shares of RealNetworks Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of RealNetworks Common Stock, subject to official notice of issuance.

     5.16. Indemnification of Company Directors and Officers. RealNetworks agrees (i) that it will, or it will cause the Surviving Corporation to, indemnify the current and former officers and directors of the Company (the "Company Parties") to the fullest extent provided by law (including the payment of legal fees as incurred), for any action taken prior to the Effective Time, for a period of not less than four (4) years from the Effective Time, and (ii) until four (4) years after the Effective Time, to maintain insurance coverage for the current and former directors and officers of the Company (including a tail policy) in such amounts and on such terms as currently in effect.

     5.17. Tax Covenant. RealNetworks presently intends to continue at least one significant historic business line of the Company, or shall use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

     5.18. Personal Loans. Hassan Miah and the Company shall enter into a pledge agreement in form acceptable to RealNetworks, to secure the payment of the outstanding balance of the loan previously provided by the Company to Mr. Miah.

     5.19. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.


                                  ARTICLE VI
                                  CONDITIONS

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.3 hereof):

     (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Shareholders.

     (b) The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) The Commissioner of Corporations of the State of California shall have issued the Exemption Permit, and all necessary approvals under other state securities laws relating to the issuance or trading of the RealNetworks Common Stock to be issued to the Shareholders in connection with the Merger shall have been received.

     (d) The Company shall have executed and delivered to Purchaser counterparts of the Articles of Merger.

     (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (f) The RealNetworks Common Stock to be issued to the Shareholders in connection with the Merger shall have been listed on NASDAQ subject only to official notice of issuance.

     (g) RealNetworks, the Escrow Agent and the Indemnity Representative shall have entered into the Escrow Agreement.

     6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.3 hereof):

     (a) RealNetworks shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by RealNetworks on or prior to the Closing Date, and the Company shall have received a certificate of an executive officer of RealNetworks, dated the Closing Date, certifying to such effect.

     (b) Each of the representations and warranties by RealNetworks and Purchaser contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects) at, or as of, the date of this Agreement, and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of said date, except with respect to changes expressly contemplated in this Agreement and inaccuracies which do not involve a RealNetworks Material Adverse Effect, and the Company shall have received a certificate of an executive officer of RealNetworks and Purchaser, dated as of the Closing Date, certifying to such effect.

     (c) The Company shall have received from RealNetworks certified copies of the resolutions of RealNetworks' and Purchaser's Boards of Directors approving and adopting this Agreement, the RealNetworks Operative Documents and the transactions contemplated hereby and thereby.

     (d) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a RealNetworks Material Adverse Effect; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of RealNetworks Common Stock due to or arising from any public disclosures by RealNetworks or others, including, without limitation, disclosures relating to RealNetworks' entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions).

     6.3. Conditions to Obligation of RealNetworks and Purchaser to Effect the Merger. The obligations of RealNetworks and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by RealNetworks in accordance with the provisions of Section 7.3 hereof):

     (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and RealNetworks shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

     (b) Each of the representations and warranties by the Company contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects) at, or as of, the date of this Agreement without giving effect to any supplement to the Disclosure Statement for matters other than those permitted by, or approved by RealNetworks in accordance with, Section 5.2, and (except to the extent such representation speaks as of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of said date, except with respect to changes expressly contemplated in this Agreement and inaccuracies which do not involve, individually or in the aggregate, a dollar amount in excess of $2,500,000 (the "Liability Threshold"), and RealNetworks shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.

     (c) RealNetworks shall have received from the Company certified copies of the resolutions of the Board and the Shareholders approving and adopting this Agreement, the Company Operative Documents and the transactions contemplated hereby and thereby.

     (d) RealNetworks shall have received the opinion of Munger, Tolles & Olson, LLP as to the matters described in Schedule 6.3(d) hereto.

     (e) On or prior to the Closing Date, the Company shall deliver to RealNetworks a properly executed statement in a form reasonably acceptable to RealNetworks for purposes of satisfying RealNetworks' obligations under Treasury Regulation Section 1.1445-2(c)(3).

     (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse change in the business, operations, assets, liabilities or financial condition of the Company involving, individually or in the aggregate, a dollar amount in excess of $2,500,000.

     (g) The Company shall have received all necessary consents, as identified on Schedule 6.3(g), if any.

     (h) All of the holders of the Preferred Stock shall have converted their Preferred Stock into Company Common Stock pursuant to Article IV, Section 3(l)(ii) of the Company's Articles of Incorporation.

     (i) The holders of not more than five percent (5%) of the outstanding shares of Company Common Stock shall have perfected dissenters' rights under applicable law.

     (j) RealNetworks shall have received the written resignations effective as of the Closing Date of such of the directors, board observers and officers of the Company and its Subsidiaries (to the extent designated by the Company) as are designated by RealNetworks to resign.

     (k) RealNetworks shall have received the Affiliate Letters from each of the Affiliates identified by the Company pursuant to Section 5.8. RealNetworks shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any RealNetworks Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the RealNetworks Common Stock, consistent with the terms of such Affiliate Letters.

     (l) RealNetworks shall have received audited financial statements of the Company for the fiscal year ended June 30, 1998 and the interim period ended February 28, 1999.

     (m) RealNetworks shall have received a letter from KPMG LLP, dated the Closing Date, stating that KPMG LLP concurs with management's conclusion that the Merger qualifies for treatment as a "pooling of interests" for accounting purposes.

                                  ARTICLE VII
                                  TERMINATION

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Closing Date notwithstanding the approval or adoption of this Agreement by the Shareholders and subject to the payment obligations contained in Section 7.2 hereof:

     (a)  By the mutual written consent of RealNetworks and the Company.

     (b) By written notice from the Board of Directors of either RealNetworks or the Company if (i) the approval of the Shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof (or as a result of any consent solicitation; provided, however, that any failure to obtain requisite approval by consent shall not relieve the Company from calling a meeting of the Shareholders to consider the Merger); and provided further, that the Company shall not have the right to terminate this Agreement under this Section 7.1(b)(i) if the Company caused (directly or indirectly) or aided in the failure to obtain such approval other than pursuant to the reasonable exercise of its fiduciary duties; or (ii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (A) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (B) compelling RealNetworks, Purchaser or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of RealNetworks and the Company, or sell or license any material product of RealNetworks or the Company, and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By either RealNetworks or the Company if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before July 31, 1999.

     (d) By RealNetworks, if without its prior approval, (A) the Company (I) shall have withdrawn, modified, or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (II) shall not have recommended or shall have withdrawn, modified, or amended in any respect its recommendation that the Shareholders vote in favor of this Agreement, (III) shall not have included such recommendation in the Proxy Statement; or (IV) shall have taken any action or public position inconsistent with such approval or recommendation; or (B) the Board shall have resolved to do any of the foregoing, in each of subparagraphs (A) or (B) above, other than upon the happening of an event described in Section 7.1(f).

     (e) By RealNetworks if any Person shall have solicited proxies in opposition to the approval of the Merger, and the Board has taken action or a public position consistent with approving of such Person's proxy solicitation.

     (f) By action of the Board of the Company, if (i) there has been a breach by RealNetworks or Purchaser of any representation or warranty contained in this Agreement which would have a RealNetworks Material Adverse Effect, which is not curable or, if curable, is not cured within thirty (30) days after RealNetworks became aware of such breach; (ii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of RealNetworks, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to RealNetworks, and in the case of (i) or (ii), which results in a failure of RealNetworks to fulfill the conditions set forth in Section 6.2(a) or (b) as applicable; or (iii) RealNetworks has engaged in any gross negligence, willful misconduct or fraud.

     (g) By action of the Board of Directors of RealNetworks, if (i) there has been a breach by the Company of any representation or warranty contained in this Agreement which would result in a Liability Threshold; (ii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by RealNetworks to the Company, and in the case of (i) or (ii), which results in a failure of the Company to fulfill the conditions set forth in
Section 6.3(a) or (b) as applicable; or (iii) the Company has engaged in any gross negligence, willful misconduct or fraud.

     7.2.  Effect of Termination and Abandonment.

     (a) If the Company terminates this Agreement pursuant to Section 7.1(f), RealNetworks shall reimburse the Company for all actual out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, (including, without limitation, legal, professional and service fees and expenses) up to a maximum aggregate amount of $200,000, which amount shall be payable by wire transfer of same day funds within ninety (90) days from the date of termination of this Agreement.

     (b)  If RealNetworks terminates this Agreement pursuant to Sections 7.1
(d), 7.1 (e) or 7.1 (g), the Company shall reimburse RealNetworks for all actual out-of-pocket costs and expenses incurred by RealNetworks and Purchaser in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, (including, without limitation, legal, professional and service fees and expenses) up to a maximum aggregate amount of $200,000, which amount shall be payable by wire transfer of same day funds, within ninety (90) days from the date of termination of this Agreement.

     (c)  Each party acknowledges that the agreements contained in this Section
7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if either party fails to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a final, non-appealable judgment against the non-paying party for the fee set forth in this Section 7.2, the nonpaying party shall pay to the other party its costs and expenses (including attorneys' fees) incurred by the other party in connection with such suit, together with interest on the amount of the fee at the rate of 15% per annum.

     (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, all obligations of the parties hereto (other than rights and obligations arising from the breach of this Agreement prior to termination) shall terminate, except the obligations of the parties pursuant to this Section 7.2 and the provisions of Section 5.6, which obligations shall survive the termination of this Agreement.

     (e) The rights of RealNetworks under the License Agreement by and between RealNetworks and the Company of even date herewith (the "License Agreement"), shall survive the termination of this Agreement to the extent set forth therein.

     7.3. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII
                                INDEMNIFICATION

     8.1. General. From and after the Closing, subject to the limitations set forth in Section 8.5, the parties shall indemnify each other as provided in this
Article VIII. For purposes of this Article VIII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing; provided, however, that the RealNetworks Disclosure Statement and the Disclosure Statement may be updated at the Closing by RealNetworks and the Company, as the case may be, and, except as otherwise provided in this Article VIII, no indemnity shall be provided hereunder with respect to the matters set forth therein. No disclosure contained in the updated RealNetworks Disclosure Statement or the Disclosure Statement, as the case may be, shall be deemed a waiver of RealNetworks' or the Company's representations and warranties made on the date hereof with respect to the conditions to closing set forth in Sections 6.2(b) and 6.3(b) hereof.

     8.2. Certain Definitions. As used in this Article VIII, the following terms shall have the indicated meanings:

     (a) "Damages" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals, actually sustained or incurred by an Indemnified Party in connection with the defense or investigation of any claim (after giving effect to any insurance proceeds actually received by an Indemnified Party).

     (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article VIII.

     (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article VIII to another party hereto.

     (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     8.3. Indemnification of RealNetworks and the Purchaser. Subject to and in accordance with the terms of Section 8.5, RealNetworks and the Purchaser, each of their respective Subsidiaries and their respective successors and permitted assigns (each a "RealNetworks Indemnitee" and collectively the "RealNetworks Indemnitees") shall be entitled to be indemnified and held harmless against and from all Damages sustained or incurred by any RealNetworks Indemnitee, as a result of or arising out of: (a) any inaccuracy in or breach of any representation and warranty made by the Company to RealNetworks herein or in any Company Operative Document, without giving effect to any supplement to the Disclosure Statement for matters other than those permitted by, or approved by RealNetworks in accordance with, Section 5.2; (b) any breach by the Company of, or failure of the Company to comply with, any of the covenants or obligations under this Agreement or the Company Operative Documents to be performed by the Company (including, without limitation, the Company's obligations under this Article VIII).

     8.4. Indemnification of the Company and the Shareholders. Subject to the terms of Section 8.5, RealNetworks shall indemnify, save and keep the Company, the Shareholders and their respective successors and permitted assigns ("Company Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Company Indemnitee, as a result of or arising out of: (a) any inaccuracy in or breach of any representation and warranty made by RealNetworks to the Company herein or in any RealNetworks Operative Document; and (b) any breach by RealNetworks of, or failure by RealNetworks to comply with, any of the covenants or obligations under this Agreement or the RealNetworks Operative Documents to be performed by RealNetworks (including, without limitation, its obligations under this Article VIII).

     8.5.  Limitation on Indemnification Obligations.

     (a) All representations and warranties made by any party to this Agreement shall survive the Closing for a period ending the earlier of: (i) twelve months from the Closing Date; or (ii) the date of completion of the next independent audit of the financial statements of RealNetworks (the "Survival Period"). A claim by a RealNetworks Indemnitee or a Company Indemnitee for indemnification under this Article VIII must be asserted within the applicable Survival Period.

     (b) (i) The indemnification rights of a RealNetworks Indemnitee pursuant to this Article VIII shall be limited to the Escrow Shares and shall be subject to the terms and conditions of the Escrow Agreement; provided that the Executive Shareholders, severally and not jointly, shall each be liable (without limitation) for Damages suffered by the Company as a direct result of his own respective acts of intentional fraud. In no event shall an Executive Shareholder be responsible or liable for acts or omissions prior to the date on which such Executive Shareholder first provided services to the Company. Except as otherwise set forth in this Article VIII with respect to the Executive Shareholders, RealNetworks shall not be entitled to pursue any claims for indemnification under this Article VIII (each a "Claim") against the Shareholders directly or personally and the sole recourse of RealNetworks for indemnification shall be to make Claims against the Escrow Shares in accordance with the terms of the Escrow Agreement. With respect to each of the Executive Shareholders, RealNetworks shall be entitled to make claims against the Escrow Shares and, to the extent permitted under the first sentence of this Section 8.5(b)(i), directly and personally against the applicable Executive Shareholder.

     (ii) The Escrow Shares shall be held for the Survival Period, except that, to the extent permitted under the Escrow Agreement and provided that retention of such Escrow Shares does not violate the requirements to account for the transaction as a "pooling of interests", Escrow Shares may be withheld after the expiration of the Survival Period to satisfy claims for indemnification which are the subject of an indemnity claim by an RealNetworks Indemnitee pursuant to a Claim Notice (as defined below) delivered to the Indemnity Representative prior to the expiration of the Survival Period.

     (c) Notwithstanding Sections 8.3, 8.4, and 8.5(b)(i) as it relates to the Executive Shareholders, (i) no party shall have liability under said sections unless the aggregate of all Damages for which such party would otherwise be required to provide indemnity under said sections exceeds (individually or in the aggregate) One Hundred Thousand Dollars ($100,000) in which case the full dollar value of any Claim or Claims may be made pursuant to this Section VIII, and (ii) no individual Claim or series of related Claims for indemnification under said sections shall be valid and assertable unless it is (or they are) for an amount in excess of Five Thousand Dollars ($5,000).

     (d)  The indemnification obligations of RealNetworks pursuant to Section
8.4 hereof shall be limited to an amount equal to $5,000,000 in the aggregate, exclusive of (i) RealNetworks' obligations set forth in Section 5.16, to which no limit shall apply, and (ii) RealNetworks' obligation to distribute the Escrow Shares under the terms of the Escrow Agreement.

     (e) For purposes of the indemnification obligations hereunder, (i) any inaccuracy in or a breach of a representation or warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality or Material Adverse Effect set forth in such representation or warranty, as to the scope, accuracy or completeness thereof and (ii) no supplement or amendment to the Disclosure Statement shall have the effect of excluding Damages arising from any liability so disclosed from the calculation of any indemnifiable amount under this Article VIII for matters other than those permitted by, or approved by RealNetworks in accordance with, Section 5.2.

     (f)  The satisfaction of any Damages owed to RealNetworks under this
Article VIII shall be made by delivery by the Escrow Agent to RealNetworks of that number of Escrow Shares calculated by dividing the dollar amount of any Damage by the Average Closing Price.

     8.6. Cooperation. Subject to the provisions of Section 8.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     8.7. Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

     8.8.  Indemnification Claims Procedures.

     (a) In connection with Claims by a Company Indemnitee, or by a RealNetworks Indemnitee against an Executive Shareholder, the Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article VIII to the Indemnifying Party as promptly as practicable, but in any event: (i) if such Claim relates to a Third Party Claim, within 30 days after the assertion of such Third Party Claim, or (ii) if such Claim is not in respect of a Third Party Claim, within 30 days after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to Article VIII hereof; provided, however, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall specify how such Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Indemnified Party intend to recover.

     (b) The Provisions of this subsection (b) shall apply to Claims by a Company Indemnitee, or by a RealNetworks Indemnitee against an Executive Shareholder, arising from Third Party Claims.

          (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Party's sole expense, in which case the provisions of Section 8.8(b)(ii) hereof shall govern.

          (ii) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) except in the case of an Executive Shareholder, the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.


     (c) In connection with Claims for indemnity arising under subsection (b) above, the further provisions of this subsection (c) shall apply.

          (i) If the Indemnifying Party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Indemnifying Party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 8.8(c)(ii) hereof shall govern.

          (ii) The Indemnified Party may, at the Indemnifying Party's expense (which shall be paid from time to time by the Indemnifying Party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (d) The provisions of this subsection (d) shall apply to Claims by a RealNetworks Indemnitee other than those referred to in subsections (a), (b) or
(c) above.

          (i) RealNetworks shall give a Claim Notice to the Indemnity Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of the Claim. If the Indemnity Representative gives notice to RealNetworks and the Escrow Agent disputing any such Claim (a "Counter Notice") within 30 days following receipt by the Indemnity Representative of the original Claim Notice regarding such Claim, such Claim shall be resolved as provided in clause (iii) below. If no Counter Notice is received by the Escrow Agent within such 30-day period, then the dollar amount of Damages claimed by the RealNetworks Indemnitee as set forth in the Claim Notice shall be deemed established for purposes of the Escrow Agreement and this Agreement and, at the end of the 30-day period, the Escrow Agent shall promptly deliver to RealNetworks that number of Escrow Shares calculated by dividing the dollar amount of such Damage by the Average Closing Price. Neither the Escrow Agent nor the Indemnity Representative shall be required to inquire into or consider whether a Claim complies with the requirements of this Agreement and the Escrow Agreement.

          (ii) If a Counter Notice is given with respect to a Claim, then the Escrow Agent shall make payment with respect to the contested amount only if (x) RealNetworks and the Indemnity Representative issue a joint written instruction to the Escrow Agent specifically authorizing such payment, or
     (y) written instructions are issued to the Escrow Agent by a duly authorized representative of The American Arbitration Association ("AAA") acting as arbitrator in accordance with the provisions hereof specifically authorizing such payment. Either RealNetworks or the Indemnity Representative may submit the matter to binding arbitration before the AAA in Seattle, Washington, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between RealNetworks and the Indemnity Representative, for purposes of determining the ability of RealNetworks to satisfy the Claim against the Escrow Shares.

          (iii) The following provisions shall apply to any such arbitration:

                    (A) All claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the AAA (the "AAA Rules"). If the Indemnity Representative and RealNetworks are unable to resolve any such dispute within 30 days after delivery of the Counter Notice, the Indemnity Representative and RealNetworks shall have an arbitrator appointed in accordance with the AAA Rules. The Indemnity Representative and RealNetworks shall cause the arbitrator to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the arbitrator. The arbitrator's decision shall relate solely to whether RealNetworks is entitled to receive the contested amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement. The final decision of the arbitrator shall be furnished to the Indemnity Representative, RealNetworks and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question binding upon the Indemnity Representative, RealNetworks and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's decision.

                    (B) All of the fees and expenses of the arbitrator shall be paid by RealNetworks; provided, however, that if RealNetworks is the prevailing party in the arbitration, such fees and expenses shall be treated as "Damages" and RealNetworks shall be entitled to recover the amount of such fees and expenses from the Escrow Shares in accordance with the provisions of this Agreement and the Escrow Agreement. For purposes of this Agreement and the Escrow Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.

                    (C) In the event the prevailing party is the Indemnity Representative, the reasonable fees (including reasonable attorneys' fees) and expenses of the Indemnity Representative shall be paid by RealNetworks. In the event the prevailing party is RealNetworks, then (i) to the extent that there shall be Escrow Shares remaining after satisfaction of the particular Damage, the reasonable fees and expenses of RealNetworks and the Indemnity Representative shall be paid by RealNetworks; provided, however, that such fees and expenses shall be treated as "Damages" and RealNetworks shall be entitled to recover the amount of such fees and expenses from the Escrow Shares in accordance with the Escrow Agreement, or (ii) to the extent that there shall not be Escrow Shares remaining sufficient to satisfy the payment of such reasonable fees and expenses, such portion of the fees and expenses as shall deplete the remaining Escrow Shares shall be treated as "Damages," with the balance paid by RealNetworks.

     8.9. Remedies. Except as otherwise provided, the indemnification provisions of this Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                                  ARTICLE IX
                              GENERAL PROVISIONS

     9.1. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized private courier. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to RealNetworks:                      If to the Company:

RealNetworks, Inc.                       Xing Technology Corporation
1111 Third Avenue, Suite 2900            2925 McMillan Avenue
Seattle, Washington 98101                San Luis Obispo, California  93401
Fax: (206)                               Fax: (805) 783-4931
Attn: KellyJo MacArthur, Esq.            Attn: Dean Kaplan, Chief
Vice President, General Counsel          Financial Officer


With copies to:                          With copies to:

Perkins Coie LLP                         Munger, Tolles & Olson LLP
1201 Third Avenue, 40th Floor            355 South Grand Avenue
Seattle, Washington 98101-3099           Los Angeles, California 90071
Fax: (206) 583-8500                      Fax: (213) 687-3702
Attn: Scott L. Gelband, Esq.             Attn: Robert L. Adler, Esq.


If to Hassan Miah:                       If to Dean Kaplan:

Hassan Miah                              Dean Kaplan
4958 Bridge Creek Road                   4677 Snapdragon Way
San Luis Obispo, California  93401       San Luis Obispo, California  93401


With copies to:                          With copies to:

LeWinter & Rosman                        Greenberg, Glusker, Fields & Christie
16255Ventura Boulevard, Suite 600        1900 Avenue of the Stars, Suite 2000
Encino, California 91436                 Los Angeles, California 90067
Fax: (818) 784-5096                      Fax: (310) 553-0687
Attn: Richard D. Rosman, Esq.            Attn: Michael Bales, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     9.2. Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 1.8, 2.3, 2.4, and 5.16, nothing in this
Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.3. Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the RealNetworks Disclosure Statement, the Confidentiality Agreement, the Company Operative Documents, the RealNetworks Operative Agreements, the License Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, including, but not limited to, the Letter of Intent dated as of March 17, 1999. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.4. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Shareholders, but after any such Shareholder approval, no amendment shall be made which by law requires the further approval of Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws.

     9.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     9.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     9.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     9.9. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.10. Incorporation of Exhibits. The Disclosure Statement, the RealNetworks Disclosure Statement and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

           [The remainder of this page is left intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                  REALNETWORKS, INC.


                                  By:  /s/ Robert Glaser
                                       ----------------------------------------
                                  Title:  Chief Executive Officer
                                          -------------------------------------


                                  XTC ACQUISITION CORP.


                                  By:  /s/ Robert Glaser
                                       ----------------------------------------
                                  Title:  President
                                          -------------------------------------


                                  XING TECHNOLOGY CORPORATION


                                  By:  /s/ Hassan Miah
                                       ----------------------------------------
                                  Title:  President and Chief Executive Officer
                                          -------------------------------------

                                  /s/ Hassan Miah
                                  ---------------------------------------------
                                  Hassan Miah


                                  /s/ Dean Kaplan
                                  ---------------------------------------------
                                  Dean Kaplan